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                                                                EXHIBIT  10(L)


                             CONSULTING AGREEMENT



         CONSULTING AGREEMENT dated as of January 6, 1999 between VULCAN MATERIALS COMPANY, a New Jersey corporation (the "Parent"), and A. FREDERICK GERSTELL (the "Consultant").

         WHEREAS, pursuant to an Agreement and Plan of Merger dated as of November 14, 1998 among CALMAT CO., a Delaware corporation (the "Company"), Parent and ALB Acquisition Corp., a Delaware corporation ("ALB") and a wholly owned subsidiary of Parent (the "Merger Agreement"), Parent has agreed to acquire all of the outstanding common stock of the Company through the merger of ALB with and into the Company (the "Merger");

         WHEREAS, the Consultant has been employed by the Company for 23 years and employed in the construction materials industry for 37 years and possesses an intimate knowledge of the Company's business and industry;

         WHEREAS, Parent, the Company and the Consultant recognize that the continued application of the Consultant's experience, abilities and services to the business of the Company and its affiliates would be extremely beneficial to the Company and to Parent;

         WHEREAS, subject to the provisions hereof, Parent wishes to be assured that for at least the 17-month period following the effective time of the Merger (the "Effective Time"), the Consultant will be available to consult with the Company and Parent and that the Consultant will be restricted from disclosing certain information concerning the Company; and

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein set forth and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. Effectiveness. This Agreement shall only become effective at such time as the Merger becomes effective (the "Effective Time").

         2. Term. Subject to Section 1 hereof, the term of this Agreement shall commence at the Effective Time and shall expire 17 months thereafter (the "Initial Term"). The Initial Term shall automatically renew for consecutive 12-month periods unless, at least 90 days prior to the end of the Initial Term (or prior to the end of any successive 12-month period, if applicable), either party hereto notifies the other party in writing
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that it does not wish to renew this Agreement for another 12-month period (the
Initial Term and each successive 12-month period, if any, being collectively referred to as the "Term").

         3. Duties/Location. From time to time during the Term, as and when requested by the person then serving as chief executive officer of Parent (the "CEO") or by the Board of Directors of Parent (the "Board"), the Consultant will make himself available to consult and cooperate with and advise the CEO or the Board, as applicable, to the best of his ability, with respect to post-Merger transition matters involving the business and affairs of the Company, as well as, with respect to Parent and its affiliates, investor relations and legislative matters (through Consultant's serving as Chairman of the National Stone Association). The Consultant will perform such services on a limited time basis, subject to his reasonable availability. The performance of the Consultant's duties in his capacity as Chairman of the National Stone Association shall be deemed to be consulting services by the Consultant on behalf of Parent and the Company under this Agreement. Except for any required travel, Consultant shall be principally based in the Los Angeles, California metropolitan region.

         4.       Compensation.

         (a) Monthly Retainer Fee. In consideration of the Consultant's agreements herein and his services as a consultant during the Term, the Company shall pay to the Consultant a monthly retainer fee equal to $10,600 per month, payable in a lump sum in arrears. Nothing herein shall limit or impair the Consultant's entitlement to receive his vested benefits under the Company's applicable plans and arrangements which are accrued as of the Effective Time. Parent acknowledges and agrees that the Consultant's rights under Section 3.2 (but only relating to the Consultant's purchase rights with respect to his current Company-provided automobile), 3.5 (relating to excise tax payments),
4.5 (relating to indemnification for acts of the Consultant occurring prior to the Effective Time), 4.6 (relating to dispute resolution) and 4.7 (relating to attorneys' fees) of his employment agreement with the Company dated as of April 13, 1993, as amended (as amended, the "Employment Agreement"), shall continue in effect notwithstanding the earlier payment by the Company to the Consultant of the severance benefits to which the Consultant was entitled under the Employment Agreement as of the effective time of the Merger.

         (b) Restricted Stock. At the Effective Time, Consultant shall receive an initial grant of 2,500 shares of restricted common stock of Parent ("Restricted Stock"). On the first anniversary of the Effective



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Time (the "First Anniversary"), all restrictions on such shares of Restricted
Stock shall lapse. On the First Anniversary, the Consultant shall receive a new grant of 1,042 shares of Restricted Stock, provided that the Consultant's services hereunder have not been terminated prior to such date. The restrictions on these 1,042 shares of Restricted Stock shall lapse on the date which is five months following the First Anniversary. Notwithstanding the foregoing, in the event that the Consultant is involuntarily terminated as a consultant to Parent for Cause or terminates as a consultant for other than Good Reason (as each such term is defined herein) prior to any date on which the restrictions on the Restricted Stock granted hereunder have lapsed, the Consultant shall forfeit his entitlement to receive any such shares which are then still subject to restrictions. In the event, during the Term, of (i) the Consultant's death or disability, (ii) his termination by Parent other than for Cause or (iii) his termination for Good Reason, the restrictions on all shares of Restricted Stock which have been granted to him shall lapse, and, if the event described in clause (i), (ii) or (iii) above occurs prior to the First Anniversary, the Consultant (or the Consultant's estate) shall also receive the 1,042 shares which would have been granted to him on the First Anniversary, free and clear of all restrictions. The Consultant shall be entitled to receive all dividends declared and paid on shares of Restricted Stock during the period that such shares are subject to restrictions and such dividends, once paid, shall not thereafter be subject to forfeiture.

         (c) Perquisites. During the Term, Parent shall provide, or cause the Company to continue to provide, the Consultant with the perquisites that he is being provided by the Company immediately prior to the Effective Time, excluding a Company-provided automobile (although Parent shall preserve his purchase rights under his Employment Agreement with respect to his current Company-provided automobile), and reimbursement of country club membership dues and tax and financial planning fees. Parent shall provide, or cause the Company to provide, post-retirement medical, dental and life insurance benefits to Consultant (and his eligible dependents) on the same basis that the Company provided such benefits to its eligible retirees immediately prior to the Effective Time or on such other basis as may be in effect for such eligible retirees from time to time.

         (d) Extensions of the Term After the Initial Term. Unless otherwise agreed to by the parties hereto in writing, if the Term is extended beyond the Initial Term pursuant to Section 2 hereof, the Consultant will be paid the $10,600 monthly consulting retainer fee and receive a 2,500 share grant of Restricted Stock during each such 12-month period in accordance with the terms and conditions of Sections 4(a) and 4(b) hereof,



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respectively, subject to a 10% increase (compounded for each 12-month period)
of the monthly consulting retainer fee and 2,500 share Restricted Stock grant for each 12-month period that the Term is extended beyond the Initial Term. All other provisions of this Agreement which are applicable during the Initial Term shall continue to apply during any one-year extension thereof.

         (e) Cause and Good Reason Definitions. For purposes hereof, (i) "Cause" shall mean (A) the Consultant's conviction of, or plea of nolo contendere to a charge of commission of, a felony or (B) the Consultant's wilful and continued failure to substantially perform the consulting duties required of him hereunder after receiving a written notice from the Company of his failure to so perform and his failure to cure within 15 days after receipt of such notice or (C) a violation in any material respect of Section 9 and (ii) "Good Reason" shall mean (A) Parent's failure to pay or award the Consultant in accordance with this Agreement any compensation or Restricted Stock (including the release of restrictions thereon) after receipt of written notice from the Consultant specifying such failure and Parent's failure to cure within 15 days after Parent's receipt of such notice, (B) Parent's requiring the Consultant to be principally based anywhere other than the Los Angeles metropolitan region, or (C) any other breach by Parent of any other material provision of this Agreement which is not cured by Parent within 15 days of Parent's receipt of notice from the Consultant specifying such breach.

         5. Office and Support Staff. Parent, at its own expense, (i) shall provide the Consultant with suitable office space at the Company's headquarters in Los Angeles or at such other location in the Los Angeles metropolitan region as shall be reasonably acceptable to the Consultant during the Term, and (ii) during the Initial Term only, shall continue to provide and maintain for the Consultant the Consultant's office and parking space in Beverly Hills, California. During the Term, the Consultant shall be provided with secretarial assistance at the Company's headquarters in the Los Angeles, California metropolitan area (including, if the Consultant so elects, the services of the person serving as his secretary immediately prior to the Effective Time if she is then in employment with the Company) commensurate with his position as a consultant and past Company practice.

         6. Travel. Consultant shall be entitled to travel on business-related matters (and shall be reimbursed therefor by Parent (or Parent shall cause Company to reimburse the Consultant) in accordance with Section 7 hereof) on a first-class basis on commercial airliners consistent with past practice. The Consultant shall also be entitled to have his spouse accompany him from time to time on business-related travel and be reimbursed



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by Parent (or Company, if applicable) therefor consistent with past Company practice. Consultant shall travel on business-related matters only as reasonably required in the performance of his consulting services.

         7. Expenses. The Consultant shall be entitled to receive reimbursement for all reasonable expenses incurred by the Consultant (in accordance with policies and procedures substantially the same as those established by the Board for its senior executive officers) in performing services hereunder provided that the Consultant properly accounts therefor.

         8. Termination of Agreement Prior to Expiration of the Term. If the Consultant ceases to serve as a consultant to Parent prior to the expiration of the Term, he shall be entitled to payment of all accrued but unpaid monthly retainer fees under Section 4(a) through the date of termination of the Consultant's services under this Agreement, including a prorated monthly retainer for the month in which such date of termination occurs. If the Consultant ceases to serve as a consultant to Parent prior to the expiration of the Term due to (i) Good Reason, or (ii) his involuntary termination by Parent without Cause, he shall receive, within five business days following his ceasing to serve as a consultant, without any discounting, all of the monthly retainer fees which would have been paid through the remainder of the Term. The amounts payable in accordance with the two preceding sentences are in addition to the Consultant's right to receive any shares of Restricted Stock to which he is then entitled under Section 4(b) hereof. Nothing herein shall affect the Consultant's rights under or pursuant to any Company benefit plan or arrangement under which he has accrued vested benefits, including, without limitation, his eligibility for retiree health benefits after the expiration of the Term.

         9. Confidential Information. The Consultant agrees that, during the Term and thereafter, he will not, without the prior written consent of the Board or unless otherwise required by law to be disclosed, use for his benefit or disclose to any person, any information obtained or developed by him while in the employ of the Company or while serving Parent hereunder (and, in each case, information of their respective affiliates) with respect to any aspect of the Company's, Parent's or their respective affiliates' business (including, without limitation, information with respect to any customers, suppliers, employees, financial affairs or methods of design, distribution, procurement or production, of the Company, Parent or any of their subsidiaries or affiliates, or any other confidential matter), except information which at the time is available to others in the business or generally known to the public other than as a result of disclosure by him not permitted hereunder.



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         10.      Specific Performance. The Consultant acknowledges that a
violation on his part of any of the covenants contained in Section 9 hereof would cause immeasurable and irreparable damage to the Company and Parent. The Consultant accordingly agrees, without limiting the remedies available to the Company or Parent, that any violation of such covenants may be enjoined by any court of competent jurisdiction.

         11. Indemnification. In connection with his rendering of services as a consultant to Parent in accordance with Section 3 of this Agreement, Parent shall, or shall cause the Company to, indemnify the Consultant therefor during the Term and thereafter to the fullest extent permitted by Parent's by-laws in the same manner and following the same procedures as applicable to senior executives of Parent (including reimbursement of all legal and other fees and expenses). Parent's and Company's obligations under this provision shall survive the expiration of the Term.

         12. Severability. If for any reason any provision of this Agreement shall be held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and all other such provisions shall to the full extent consistent with law continue in full force and effect. If any such provision shall be held invalid in part, such invalidity shall in no way affect the rest of such provision which, together with all other provisions of this Agreement, shall likewise to the fullest extent consistent with law continue in full force and effect.

         13. Termination of Agreement. The Consultant acknowledges that in the event that, prior to the end of the Term, he should die, terminate due to disability, terminate voluntarily other than for Good Reason or be terminated by Parent for Cause, Parent's obligations to make monthly retainer fees pursuant to Section 4(a) hereof and any additional grants of Restricted Stock (except upon certain terminations prior to the First Anniversary as described in Section 4(b) hereof) shall cease as of such time and Parent shall be under no further obligation to pay any such additional monthly payments under this Agreement other than a prorated monthly consulting retainer fee for the month in which the Consultant's death or other cessation of service occurs or grant any additional shares of Restricted Stock. Nothing under this Section 13 shall be construed as affecting the Consultant's right to receive shares of Restricted Stock to which the Consultant (or his estate) is then entitled under
Section 4(b) hereof.



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         14.      Successors and Assigns. The provisions of this Agreement
shall be binding upon the heirs, executors and administrators of the Consultant and upon the successors and assigns of the Company and Parent. Parent and the Company shall require any successor to them to expressly assume in writing their respective obligations hereunder.

         15. Notice. Any notice or other communication hereunder to either party shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by registered mail, return receipt requested, postage prepaid, addressed as follows:

         if to the Consultant:

         A. Frederick Gerstell
         CalMat Co.
         3200 San Fernando Road
         Los Angeles, California  90065

         if to Parent:

         Vulcan Materials Company
         One Metroplex Drive
         Birmingham, Alabama  35209
         Attention:  General Counsel



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         16.      Miscellaneous. Except as provided in Section 4(a) hereof,
this Agreement constitutes the entire agreement between the parties concerning the employment and consulting relationship between the Consultant and Parent following the Effective Time and supersedes all prior agreements, commitments and understandings between the parties relating to such subject matter, including without limitation, the Employment Agreement (except as provided in Section 4(a) hereof). No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and is signed by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the same or at any prior or subsequent time.

         17. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original, but each of which together will constitute one and the same agreement.

         18. Dispute Resolution. The Consultant and Parent shall have the right, in addition to all other rights and remedies provided by law, at either party's election, to seek arbitration in Los Angeles County, California, under the rules of the American Arbitration Association, in the event of any dispute concerning the Consultant's Services as a consultant under this Agreement. Parent shall bear all costs of any dispute resolution, including all legal fees and expenses.

         19. Independent Contractor. The Consultant acknowledges that his services hereunder are to be rendered as an independent contractor and that he is solely responsible for the payment of all Federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid by the Consultant with respect to all compensation hereunder and that neither Parent nor Company shall withhold any such taxes on behalf of the Consultant.

         20. Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to its principles of conflicts of law.



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         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Company and Parent and by the Consultant on the date first above written.

                                       VULCAN MATERIALS COMPANY



                                       by /s/ Donald M. James
                                         -------------------------------------


                                         /s/ A. Frederick Gerstell
                                       ---------------------------------------
                                             A. FREDERICK GERSTELL


Acknowledged and
Agreed to:

CALMAT CO.



  by /s/ Wm. F. Denson III
    -----------------------